Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements and consolidated financial statement schedule of Regal Beloit Corporation and the effectiveness of Regal Beloit Corporation’s internal control over financial reporting dated February 27, 2013, appearing in the Annual Report on Form 10-K/A of Regal Beloit Corporation for the year ended December 29, 2012.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

January 15, 2014